As filed with the Securities and Exchange Commission on May 19, 2006.
Registration No.________________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SIMMONS FIRST NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Arkansas	6022	71-0407808
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

501 Main Street
Pine Bluff, Arkansas 71601
(870) 541-1000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Simmons First National Corporation
Executive Stock Incentive Plan
(Full Title of the Plan)

J. Thomas May
Chairman of the Board and Chief Executive Officer
Simmons First National Corporation
501 Main Street
Pine Bluff, AR 71601
(870) 451-1000
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copies of all Communications to:
Patrick A. Burrow, Esq.
Quattlebaum, Grooms, Tull & Burrow PLLC
111 Center Street, Suite 1900
Little Rock, Arkansas 72201

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, $0.01 par value per share	218,123	$25.89	$5,647,205	$604.25

(1)  The Simmons First National Corporation Executive Stock Incentive Plan authorizes the issuance of a maximum of 290,000 shares, as adjusted for stock splits since the adoption of the Plan, 218,123 shares are currently held by participants of the Plan (or their donees) or are currently set aside for issuance.
(2)  Estimated pursuant to Rule 457(c), solely for the purpose of calculating the amount of the registration fee, based upon the average of the high and low prices reported on May 16, 2006, as reported on the NASDAQ Stock Exchange.

REOFFER PROSPECTUS

218,123 Shares

Simmons First National Corporation
Common Stock

This prospectus has been prepared for use by employees or executive officers of Simmons First National Corporation or its subsidiaries or by former executive officers of companies acquired by us or our subsidiaries, in connection with the resale of up to an aggregate of 218,123 shares of our common stock, which have been or may be issued under the Simmons First National Corporation Executive Stock Incentive Plan.

This prospectus may only be used by affiliates of Simmons First National Corporation if a supplement is attached which contains the names of the affiliates selling shares and the amount of shares of our common stock to be reoffered by them.

We will not receive any of the proceeds from the sale of the shares by the selling shareholders. We will bear all expenses incurred in connection with the registration of the shares being offered by the selling shareholders, except that the selling shareholders shall be responsible for all underwriting discounts and selling commissions, fees and expenses of counsel and other advisors to the selling shareholders, transfer taxes and related charges in connection with the offer and sale of these shares.

Our common stock is listed on the NASDAQ Stock Exchange under the symbol "SFNC."

Neither the Securities and Exchange Commission nor any state securities commissioner has approved or disapproved of the shares of our common stock to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Shares of our common stock are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is May 17, 2006.

THE COMPANY

Simmons First National Corporation is an Arkansas corporation and a financial services holding company with commercial banking and financial services operations in Arkansas. We conduct general commercial banking operations through eight (8) community banks, Simmons First National Bank, Simmons First Bank of Jonesboro, Simmons First Bank of South Arkansas, Simmons First Bank of Northwest Arkansas, Simmons First Bank of Russellville, Simmons First Bank of Searcy, Simmons First Bank of El Dorado, N.A. and Simmons First Bank of Hot Springs.

Our lending activities include both commercial and consumer loans. Loan originations are derived from a number of sources including general and targeted advertising, direct solicitation by its loan officers, existing savers and borrowers, builders, attorneys, walk-in customers, real estate brokers, mortgage loan companies, and, in some instances, other lenders. We have developed and implemented detailed procedures for approving and monitoring loans based upon the circumstances surrounding the credit, including on the size, purpose and type of loan.

We offer a variety of fiduciary services through Simmons First Trust Company, N.A., a subsidiary of Simmons First National Bank, including personal trust and estate services, certain employee benefit accounts and plans, including individual retirement accounts, investment management services for employee benefit plans and corporate trust services.

Through our subsidiaries and independent business arrangements, we provide a range of financial services to individuals and small-to-medium size businesses, including investment services, investment brokerage services, consumer lending and credit life insurance sales.

Our principal office is located at 501 Main Street, Pine Bluff, Arkansas 71601 and our telephone number is (870) 541-1000.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of Simmons First National Corporation common stock by the selling shareholders.

SELLING SHAREHOLDERS

The issuance of shares of our common stock upon exercise of options granted under the Simmons First National Corporation Executive Stock Incentive Plan, have been registered under the Securities Act of 1933 by registration statements on Form S-8. This prospectus is to be used in connection with any resales of our common stock acquired upon the exercise of such options after the exercise date by persons who may be considered our "affiliates" within the meaning of the Securities Act of 1933.

At the date of this prospectus, we do not know the names of persons who intend to resell shares of our common stock acquired under the Plan. The selling shareholders will be either present or former employees or executive officers of us or our subsidiaries who have been, or may be, granted shares of our common stock under this plan during the period in which they serve and may also include persons who received such shares as gifts from the foregoing persons. Certain of these persons may be considered our "affiliate" within the meaning of the Securities Act of 1933. We will supplement the prospectus with the names of any affiliates selling shares and the number of shares of our common stock to be reoffered by them as that information becomes known.

Prior to the registration of the shares to be issued pursuant to the Plan, certain employees and officers had exercised options under the Plan and had received shares of the Company's common stock which are restricted securities. The table below reflects the persons who received restricted securities which are included in this offering and currently hold 1,000 or more shares:

Plan Participant	No. of Shares
Larry Bates	1,860
Freddie Black	1,706
Barry Crow	4,800
Brooks Davis	1,913
John Dews	1,800
Robert Dill	1,600
Robert Fehlman	3,600
Dennis Ferguson	1,800
Scott M. Fife	1,800
Ben Floriani	2,208
Craig Hunt	2,281
Ronald Jackson	6,937
Richard Johnson	1,400
Tommie Jones	3,360
Barry Ledbetter	2,471
J. Thomas May	31,335
Jerry Morgan	1,200
James Powell	2,280
H. Glenn Rambin	4,400
John Rush	1,700
Thomas Spillyards	7,823
Loyd Swope	2,500
Gene Thomason	6,300
Glenda Tolson	1,800
George Walker	2,100

In addition, certain of our employees who are not our affiliates, and who hold fewer than 1,000 shares received under the Plan may use this reoffer prospectus to sell those shares, so long as the number of shares sold by each such employee does not exceed 1,000.

PLAN OF DISTRIBUTION

The shares may be offered by the selling shareholders from time to time in transactions through the NASDAQ Stock Exchange in negotiated transactions at prices related to prevailing market prices or at negotiated prices. The selling shareholders may effect these transactions by selling the shares to or through broker-dealers and these broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchaser of the shares for which such broker-dealers may act as agent or to whom they sell as principal, or both. This compensation as to a particular broker-dealer might be in excess of customary commissions.

There is no assurance that any of the selling shareholders will sell any or all of the shares of our common stock offered under this prospectus.

We have agreed to pay all expenses incurred in connection with the registration of the shares of our common stock offered under this prospectus, except that the selling shareholders shall be responsible for all underwriting discounts and selling commissions, fees and expenses of counsel and other advisors to the selling shareholders, transfer taxes and related charges in connection with the offer and sale of these shares.

AVAILABLE INFORMATION

We have filed with the SEC under the Securities Act of 1933 a registration statement on Form S-8, including any amendments, that registers the distribution of the shares of our common stock to be issued to the selling shareholders under the Simmons First National Corporation Executive Stock Incentive Plan. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us, this plan and our common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

In addition, we file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

Public Reference Room	New York Regional Office	Chicago Regional Office
450 Fifth Street, N W	Woolworth Center	Citicorp Center
Room 1024	233 Broadway	500 West Madison Street
Washington, D.C. 20549	New York, New York 10279	Suite 1400
Chicago, Illinois 60661-2511

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, NW., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like us, which file electronically with the SEC. The address of that site is http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to "incorporate by reference" information into this prospectus from documents that we have previously filed with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about us and our financial condition. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by other information that is set forth directly in this document.

This prospectus incorporates by reference the following documents with respect to us (file number: 0-06253):

1.
Our latest annual report on Form l0-K filed pursuant to Sections l3(a) or l5(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), containing audited financial statements for our latest fiscal year ended December 31, 2005 as filed with the Securities and Exchange Commission ("SEC") on March 14, 2006 and our report on Form l0-Q for the period ended March 31, 2006, as filed with the SEC on May 10, 2006.

2.	Our current reports on Form 8-K dated January 20, 2006, February 27, 2006, March 2, 2006, April 20, 2006, and April 21, 2006 and Form 8-K/A dated April 25, 2006.

3.
The description of our Common Stock contained in the Registration Statement on Form S-2, filed April 16, 1993 (File No. 0-06253), and any further amendment or report filed thereafter for the purpose of updating any such description.

4.	All other reports filed by us pursuant to Section 13(a) or l5(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K referred to in (a) above.

We incorporate by reference additional documents that we will file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the termination date of this plan. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

You can obtain copies of the documents incorporated by reference in this prospectus with respect to us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus, by requesting them in writing or by telephone from us at the following:

Simmons First National Corporation
Attention: Corporate Secretary
501 Main Street
P. O. Box 7009
Pine Bluff, Arkansas 71611
(870) 541-1000

You can also obtain copies of these documents from the SEC through the SEC's Internet world wide web site or at the SEC's address described in the section captioned "AVAILABLE INFORMATION" above.

LEGAL MATTERS

The validity of shares of our common stock offered under this prospectus will be passed upon on our behalf by Quattlebaum, Grooms, Tull & Burrow PLLC, Little Rock, Arkansas.

EXPERTS

The consolidated financial statements of Simmons First National Corporation and subsidiaries as of December 31, 2005 and 2004 and for each of the years in the three year period ended December 31, 2005, have been incorporated by reference herein and in the registration statement in reliance on the report of BKD, LLP, independent accountants, incorporated by reference herein, and given on the authority of said firm as experts in accounting and auditing.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from the information in this document. This prospectus is dated May 17, 2006. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the delivery of this prospectus nor the issuance of options to receive our common stock under this plan shall create any implication to the contrary.

EXPLANATORY NOTE

The purpose of this registration statement on Form S-8 is to register 218,123 shares of our common stock which has been or will be issued upon exercise of the underlying options awarded under the Simmons First National Corporation Executive Stock Incentive Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to participants of the Simmons First National Corporation Executive Stock Incentive Plan, as specified by Rule 428(b)(1) under the Securities Act of 1933. Such documents need not be filed with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act of 1933. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

I-1

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

Simmons First National Corporation (the "Company") hereby incorporates by reference in this registration statement the following documents:

(a) The Company's latest annual report on Form l0-K filed pursuant to Sections l3(a) or l5(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), containing audited financial statements for the Company's latest fiscal year ended December 31, 2005 as filed with the Securities and Exchange Commission ("SEC") on March 14, 2006 and the Company's report on Form l0-Q for the period ended March 31, 2006, as filed with the SEC on May 10, 2006.

(b) All other reports filed pursuant to Section 13(a) or l5(d) of the Exchange Act since the end of the fiscal year covered by the registrant's Form 10-K referred to in (a) above, including but not limited to the Company's current reports on Form 8-K dated January 20, 2006, February 27, 2006, March 2, 2006, April 20, 2006, and April 21, 2006 and Form 8-K/A dated April 25, 2006.

(c) The description of the Company's Common Stock contained in the Registration Statement on Form S-2, filed April 16, 1993 (File No. 0-06253), and any further amendment or report filed thereafter for the purpose of updating any such description.

All documents subsequently filed by the Company pursuant to Sections l3(a), l3(c), 14 and l5(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

Inapplicable.

Item 6. Indemnification of Directors and Officers

Article Sixteenth of the Company's Amended and Restated Articles of Incorporation provides that the Company's directors will not be personally liable to the Company or any of its shareholders for monetary damages resulting from breaches of their fiduciary duty as directors to the fullest extent permitted by the Arkansas Business Corporation Act of 1987, as amended. The 1987 Act permits the limitation of liability for monetary damages of directors for breaches of fiduciary duty, except (a) for any breach of the director’s duty of loyalty to the Company or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Arkansas Code Annotated '4-27-833, as the same exists or hereafter may be amended, (d) for any transaction from which the director derived an improper personal benefit, or (e) for any action, omission, transaction, or breach of a director’s duty creating any third party liability to any person or entity other than the Company or stockholder.

Section 4-27-850 of the Arkansas Business Corporation Act empowers Arkansas corporations to indemnify any former or current director or officer against expenses, judgments, fines and amounts paid in settlements actually and reasonably incurred by him in connection with any action, suit or proceeding, if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding had no reasonable cause to believe his conduct was unlawful, except that no indemnification shall be made in connection with any action by or in the right of the corporation if such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless the court determines that despite that adjudication of liability such person is fairly and reasonably entitled to indemnify for such expenses actually and reasonably incurred by him.

Article Twelfth of the Company's Amended and Restated Articles of Incorporation provides that the Company shall, to the full extent permitted by the Arkansas Business Corporation Act, indemnify all persons whom it may indemnify pursuant thereto.

The effect of the indemnification provisions contained in the Company's Amended and Restated Articles of Incorporation is to require the Company to indemnify its directors and officers under circumstances where such indemnification would otherwise be discretionary.

The Company's Amended and Restated Articles of Incorporation specify that the indemnification rights granted thereunder are enforceable contract rights which are not exclusive of any other indemnification rights that the director or officer may have under any by-law, vote of shareholders or disinterested directors or otherwise. As permitted under the Arkansas Business Corporation Act, the Company's Amended and Restated Articles of Incorporation also authorize the purchase of directors’ and officers’ insurance for the benefit of its past and present directors and officers, irrespective of whether the Company has the power to indemnify such persons under Arkansas law. The Company currently maintains insurance as authorized by these provisions.

The Company's Amended and Restated Articles of Incorporation also provide that expenses incurred by a director or officer in defending a civil or criminal lawsuit or proceeding arising out of actions taken in his official capacity, or in certain other capacities, will be paid by the Company in advance of the final disposition of the matter upon the approval of the Board or the shareholders and upon receipt of an undertaking from the director or officer to repay the sum advanced if it is ultimately determined that he is not entitled to be indemnified by the Company pursuant to applicable provisions of Arkansas law.

The indemnification provisions are not intended to deny or otherwise limit third party or derivative suits against the Company or its directors or officers. However, to the extent a director or officer were entitled to indemnification, the financial burden of a third party suit would be borne by the Company, and the Company would not benefit from derivative recoveries since the amount of such recoveries would be repaid to the director or officer pursuant to the agreements.

Item 7. Exemption from Registration Claimed

The Company issued 179,700 shares of common stock pursuant to the exercise of incentive stock options under the Simmons First National Corporation Executive Stock Incentive Plan to senior management and other key employees, for which the specified option price was duly paid upon issuance. The issuance of these shares was exempt from the registration requirement of the Securities Act of 1933, as amended, pursuant to Section 4(2) of such Act, as transactions not involving a public offering. No underwriter was involved in these grants.

Item 8. Exhibits

Exhibit Number	Description of Exhibits

4.1	Simmons First National Corporation Executive Stock Incentive Plan

5.1	Opinion of Quattlebaum, Grooms, Tull & Burrow PLLC

15.1	Awareness Letter of BKD, LLP

23.1	Consent of BKD, LLP

23.2	Consent of Quattlebaum, Grooms, Tull & Burrow PLLC (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included on page S-1)

See Exhibit Index.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section l5(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section l3(a) or Section l5(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section l5(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pine Bluff, Arkansas, on May 17, 2006.

SIMMONS FIRST NATIONAL CORPORATION

By:	/s/ J. Thomas May
J. Thomas May, Chairman of the Board and Chief Executive Officer

 POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Thomas May and Robert A. Fehlman, and each of them, his true and lawful attorney-in-fact, as agent and with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and any registration statement related to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents in full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or be in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ J. Thomas May	Chairman of the Board and Chief Executive	May 17, 2006
J. Thomas May	Officer (Principal Executive Officer) and Director

/s/ Robert A. Fehlman	Executive Vice President & Chief Financial Officer	May 17, 2006
Robert A. Fehlman	(Principal Financial and Accounting Officer)

/s/ William A. Clark	Director	May 17, 2006
William A. Clark

S-1

SIGNATURE	TITLE	DATE

/s/ Steven A. Cosse'	Director	May 17, 2006
Steven A. Cosse'

/s/ George A. Makris, Jr.	Director	May 17, 2006
George A. Makris, Jr.

/s/ W. Scott McGeorge	Director	May 17, 2006
W. Scott McGeorge

/s/ Harry L. Ryburn	Director	May 17, 2006
Harry L. Ryburn

/s/ Henry F. Trotter, Jr.	Director	May 17, 2006
Henry F. Trotter, Jr.

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibits

4.1	Simmons First National Corporation Executive Stock Incentive Plan

5.1	Opinion of Quattlebaum, Grooms, Tull & Burrow PLLC

15.1	Awareness Letter of BKD, LLP

23.1	Consent of BKD, LLP

23.2	Consent of Quattlebaum, Grooms, Tull & Burrow PLLC (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included on page S-1)